Joint Venture Deal Memorandum

By and Between Livestar Entertainment Events International Inc. (“Livestar”) and A.C.D. Inc. d/b/a Coolworld Entertainment (“Coolworld”)

The parties agrees as follows as the terms of this Joint Venture Deal Memorandum (“Memorandum”).

Whereby the parties are desirous to enter into a mutually beneficial business arrangement (the “Joint Venture”) whereby:

A. the parties will under their respective Joint Venture responsibilities provide certain production support to Cyberfest October 9, 2004 in San Francisco, CA and Revolution, October 30, 2004 in Miami, FL and Planet New Year, December 31, 2004, San Francisco, CA (the “Joint Venture Events”) and;

B. the parties will endeavor to grow the Joint Venture to encompass other events and execute certain options and rights under this Joint Venture.

1.	Term

a.	The Joint Venture will have a term of six (6) months, with a renewable term of six (6) months that may be enacted only upon mutual agreement of the parties.

b.
Either party can terminate this Memorandum with 30 days notice providing that if a Joint Venture Event is in development or production that the Joint Venture will remain in force until the closing of the Joint Venture Event and the termination will affect all other Joint Venture activities.

c.
Both parties agree to provide to the other party 14 days to remedy any action that may be deemed as a default of any of the provisions hereunder. If remedies cannot be reached through this provision, Section eleven (11) will be enacted.

2.	Joint Venture Responsibilities of Livestar. Livestar agrees to provide the following production support to the Joint Venture:

a.	Livestar to commit to co-producing the Joint Venture Events.

b.	Livestar will provide the following capital to the Joint Venture:
i.	providing of up to $300,000 for production costs as per the following schedule;
ii.	September 21, 2004$50,000
iii.	September 30, 2004$100,000
iv.	October 14, 2004$75,000
v.	October 28, 2004$75,000
Livestar will use best efforts to provide the aforementioned capital as per the above schedule and as a schedule requested by Coolworld. (see Schedule A)

c.	Livestar will provide co-production staff in the capacities of executive production, administration marketing/promotional support and accounting.

3.	Joint Venture Responsibilities of Coolworld. Coolworld agrees to provide the following to the Joint Venture:

a.	Coolworld will provide to the Joint Venture Events ;executive production, production, talent buying, marketing.

4.
Joint Venture Marketing Arrangement. The Parties agree to the following Joint Venture Marketing agreement. (Both Parties agree that the following may be altered to include additional items upon mutual agreement):

a.	Coolworld will provide to Livestar placement of the Livestar Logo and credit as co-Presenter and co-Production Partner on the following;
i.	on all marketing materials regarding each Joint Venture Event or Future Joint Venture Event
ii.	on all tickets or passes of each Joint Venture Event or Future Joint Venture Event
iii.	on the Coolworld website or Website for each Joint Event or Future Joint Venture Event
iv.	on all backdrops (ie the “Stand and Turn” back drop for the photo area of any Joint Venture Event or Future Joint Venture Event
v.	placement of

b.	Livestar will provide to Coolworld placement of the Coolworld Logo and credit as co-Presenter and co-Production Partner on the following;
i.	on all marketing materials regarding each Joint Venture Event or Future Event the Livestar produces
ii.	on the Livestar consumer site and in the partners section of the Livestar corporate site

c.
Both Parties agree to mutual work to provide both Parties will equitable exposure in the marketing of each Joint Venture Event or Future Joint Venture Event. For example, the placement of Coolworld and Livestar signage at locations during each Joint Venture Event or Future Joint Venture Event.

5.	Joint Venture Corporate Structure. A new Corporation (New Co) will be formed for the Joint Venture.
a.	New Co will be owned as per the following structure:
i.	Livestar 51% of the common stock
ii.	Coolworld 49% of the common stock

b.	Corporate Governance will be set in place as mutually agreed by the parties, including but not limited to, the following:
i.	Sason Parry will be set as a shareholder w/ Liability
ii.	A separation agreement will be set up.
iii.	Shareholder agreements will be set up.

c.
All accounting for the Joint Venture will be done as per a structure determined by the accounting staff of Livestar. The structure will keep in mind the spirit of the Joint Venture but both parties acknowledge of the structure will be set up to be public company compliant as per Livestar’s accounting policies and procedures.

d.	Dividends of each New Co will be paid as following:
i.	Livestar 50%
ii.	Coolworld 50%

6.
Joint Venture Rights. Livestar has the intent to execute many or all of the following rights afforded to it by Coolworld under this Memorandum. Livestar plans to, under the right conditions, exercise its rights of many of all of the following rights within 6 months of the execution of this Memorandum. Additionally, if Livestar exercises any of the rights or options it has retained hereunder additional agreements will be finalized pertaining to the particular right or rights under mutual acceptable terms by Livestar and Coolworld.

a.	Livestar retains first right of refusal to joint venture with Coolworld in regards to future Coolworld events (Future Joint Venture Events).

b.	Livestar has first right of refusal to purchase 100% of Coolworld.

c.	Livestar has first right to hire Sason Parry as Staff in the capacity of:
i.	Employee or;
ii.	Exclusive consultant
iii.	Both of the above capacities may involve duties and responsibilities pertaining to Events and Establishment development under Livestar’s sister company Livestar Entertainment Establishments Ltd.

d.	Livestar has the option of retaining Sason Parry or Coolworld in it’s events under 3 main auspices:
i.	Joint venture partner with Coolword or Sason Parry
ii.	Hire Sason Parry as Partial Joint Venture partner
iii.	Hire Sason Parry or Coolworld as a Consultant / Producer

e.
This Joint Venture is to be exclusive. Sason Parry will in no way compete with any Events that he will be producing or in any way associated with while partnered with Livestar. Sason Parry and Coolworld agree to not do any competing events on the same dates as the projects discussed and Sason Parry and Coolworld will not directly compete with any project that Sason Parry or Coolworld is producing or involved in with Livestar or the Joint Venture.Sason Parry will not be involved with any other productions during the joint venture agreement unless approved by Livestar.

f.	Livestar will have the right of first refusal to purchase up to 50/50 ownership of the Event Intellectual property for the Events discussed in Section 1.

g.	Livestar will have the right of first refusal to coordinate, produce and market Coolworld, Joint Venture Event and Future Joint Venture Event Merchandise.

7.
Joint Venture to include a Liability section. Should any event in operation suffer losses, Livestar, assumes risk up to amount of capital investment, and Sason Parry/Coolworld will assume 50% risk beyond the amount of investment for The Joint Venture Events and any other events produced under the Joint Venture. This risk amount assumed by Sason Parry/Coolworld will be carried over against future profits owed to Mr. Parry/Coolworld and will be subtracted in accordance with this agreement. These losses will carry over until the termination of this Memorandum.

8.
Press Releases. Livestar will have the right to issue press releases regarding this Memorandum, Results of the Event (i.e. photos, ratings, etc.). Livestar will also have the right to refer to itself as the Event Production Partner in its press releases and on its marketing materials and website.

9.
Other Agreements. Upon execution of this Memorandum the parties will if required by Livestar execute a Formal Joint Venture Agreement (“Agreement”) specifying with more detail and formality the terms of this Memorandum.

10.	Governing Law. This Memorandum is governed by the Laws of the State of Nevada.

11.
Dispute Resolution. Any dispute arising under this Letter of Intent shall be resolved by binding arbitration conducted in Las Vegas, Nevada under the rules of the American Arbitration Association with the prevailing party entitled to reimbursement of reasonable attorney’s fees and costs.

12.
Authority. Each of the parties represents that they have the authority to enter into this transaction and that such act will not be a violation of any agreement to which they are a party. Time is of the essence for all transactions subject to this Memorandum.

13.	Execution by Facsimile. This Memorandum may be signed by faxed counterparts which, when taken together, shall represent the original of this Memorandum.

Agreed and Accepted:

Livestar Entertainment Events International, Inc.

Dated: October 1, 2004	By:	/s/ Livestar Entertainment Events International, Inc.
Livestar Entertainment Events International, Inc.

A.C.D. Inc. d/b/a Coolworld Entertainment

Dated: October 1, 2004	By:	/s/ A.C.D. Inc. d/b/a Coolworld Entertainment
A.C.D. Inc. d/b/a Coolworld Entertainment

Sason Parry

Dated: October 1, 2004	By:	/s/ Sason Parry
Sason Parry

Schedule A

As per Section 2b:
Sept. 16: $50K
Sept. 30-$100K
Oct. 14- $100K
Oct. 25- $50K

Addendum to Joint Venture Deal Memorandum

This Addendum dated October 1, 2004 is an Addendum to the Joint Venture Deal Memorandum By and Between Livestar Entertainment Events International Inc. (“Livestar”) and A.C.D. Inc. d/b/a Coolworld Entertainment (“Coolworld”) dated September 20, 2004.

The parties agree as follows regarding the formation and structure of the New Co.:
1.	New Co formation
Livestar will form a New Co in the State of Nevada under the name Live and Cool One Inc. (LCOI) to be the corporation for the business to be conducted by the parties under the Joint Venture.

2.	Directors
o	Ray Hawkins (from Livestar)
o	Edwin Kwong (from Livestar)
o	Sason Parry (from Coolworld)

3.	Officers
o	President - Ray Hawkins
o	Secretary - Sason Parry
o	Treasurer - Edwin Kwong

4.	Shareholders -
o	Livestar - 51%
o	Coolworld - 49%

5.	Dividends from Profits will be paid out as per the following (this supercedes Section 5d of the Memorandum):
o	Livestar - 51%
o	Coolworld - 49%

6.	Signing Officers on Bank Account
o	The Company will open a Bank Account at the Bank of America. Sason Parry and either Ray Hawkins or Edwin Kwong will be signing officers on the Bank Account.

7.	Event Production under LCOI
o	LCOI will produce the events mentioned in Section A of the Memorandum.

Agreed and Accepted:

Livestar Entertainment Events International, Inc.

Dated: October 1, 2004	By:	/s/ Livestar Entertainment Events International, Inc.
Livestar Entertainment Events International, Inc.

A.C.D. Inc. d/b/a Coolworld Entertainment

Dated: October 1, 2004	By:	/s/ A.C.D. Inc. d/b/a Coolworld Entertainment
A.C.D. Inc. d/b/a Coolworld Entertainment

Sason Parry

Dated: October 1, 2004	By:	/s/ Sason Parry
Sason Parry